FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

RESIGNATION OF CHIEF DEVELOPMENT OFFICER

RALEIGH, NC, May 28, 2004—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that Dr. Art Kamm, Senior Vice President, Research and Development and Chief Development Officer has resigned from the Company effective May 31, 2004 to pursue other interests. Dr. Kamm will serve as a consultant to the Company.

“We wish Art well and thank him for his many contributions to the Company during his tenure,” stated Carolyn Logan, President and Chief Executive Officer. “We are appreciative of Art’s leadership role in directing the Company’s product development and regulatory efforts, particularly with respect to the timely submission of a NDA amendment and ultimate approval of our drug XIFAXAN™ (rifaximin) tablets 200 mg. Art also has been instrumental in advancing the Company’s development programs for granulated mesalamine and rifaximin as a potential treatment for various gastrointestinal-related diseases. We look forward to continuing the development of these products as we strive to fulfill our mission to provide products to gastroenterologists and their patients.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of clinical trials and regulatory review, our reliance on our first few products, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.